EXHIBIT 10.1

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”), effective as of January 1, 2012, is between The Phoenix Companies, Inc., a Delaware corporation (the “Company”), and «Name» (the “Executive”).

RECITALS

The Company or one of its Affiliates (as defined below) has employed the Executive in an officer position and has determined that the Executive holds a critical position with the Company and/or such Affiliate.

The Company believes that, in the event it is confronted with a situation that could result in a change in ownership or control of the Company, continuity of management will be essential to its ability to evaluate and respond to such situation in the best interests of its shareholders.

The Company understands that any such situation will present significant concerns for the Executive with respect to the Executive’s financial and job security.  The Company desires to assure the Company and its Affiliates of the Executive’s services during the period in which it is confronting such a situation, and to provide the Executive certain financial assurances to enable the Executive to perform the responsibilities of the Executive’s position without undue distraction and to exercise the Executive’s judgment without bias due to the Executive’s personal circumstances.  To achieve these objectives, the Company and the Executive desire to enter into an agreement providing the Company and its Affiliates and the Executive with certain rights and obligations upon the occurrence of a Change in Control (as defined below).

The Company and the Executive therefore agree as follows:

1.           Operation of Agreement.

(a)           Term.  The initial term of this Agreement shall commence on the date of this Agreement and continue through December 31, 2013, unless terminated earlier as provided in Section 5.  Upon the expiration of the initial or any renewal term, this Agreement shall automatically renew for successive one-year terms, subject to earlier termination as provided in Section 5, unless either party provides the other party with a written notice at least sixty (60) days prior to the end of the initial term or any renewal term that the Company or the Executive does not want the term to be so extended.  Notwithstanding anything to the contrary in this Agreement, the term of this Agreement shall in all events expire (regardless of when the term would otherwise have expired) on the second anniversary of a Change in Control; provided that any payment obligations hereunder resulting from the Executive’s termination of employment prior to the expiration of the term shall continue in full force and effect following the expiration of the term.

(b)   Effective Date.  If a Change in Control occurs during the term of this Agreement, this Agreement shall govern the terms and conditions of the Executive’s employment and the benefits and compensation to be provided to the Executive commencing on the date on which a Change in Control occurs (the “Effective Date”) and ending on the second anniversary of the Effective Date; provided that if the Executive is not employed by the Company or one of its Affiliates on the Effective Date, this Agreement shall be void and without effect, and shall not constitute a contract of employment or a guarantee of employment for any period of time.  Notwithstanding the preceding sentence, in the event that prior to the Effective Date, the Executive’s employment with the Company or any of its Affiliates is terminated in connection with a Change in Control (which shall in all events be deemed the case if such termination is within 90 days prior to the Effective Date and deemed not to be the case if such termination is more than 180 days before the Effective Date) without Cause or for Good Reason (as such terms are defined in Sections 5(b) and 5(c) below, but without regard to the requirement under Section 5(c) that such termination occur after the Effective Date), the Executive shall be entitled to receive the benefits provided under Section 6(b), but only to the extent that such benefits are in excess of those previously received by the Executive as a result of the Executive’s prior termination.

2.           Definitions.

(a)           “Affiliate” means any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, is under common control with, or is controlled by, the Company.

(b)           “Change in Control” means the first occurrence of:

(i)           any Person acquires “beneficial ownership” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of securities of the Company representing 25% or more of the combined Voting Power of the Company’s securities;

(ii)          within any 24-month period, the persons who were directors of the Company at the beginning of such period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors (the “Board”) or the board of directors of any successor to the Company; provided that any director elected or nominated for election to the Board by a majority of the Incumbent Directors still in office shall be deemed to be an Incumbent Director for purposes of this subclause 2(b)(ii);

(iii)         the effective date of the consummation of any merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Event”), if immediately following the consummation of such Corporate Event those Persons who were stockholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power, in substantially the same proportion as prior to such Corporate Event, of (x) in the case of a merger or consolidation, the surviving or resulting corporation or (y) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event;

(iv)          the approval by stockholders of the Company of a plan of liquidation with respect to the Company; or

(v)           the occurrence of any other event occurs which the Board declares to be a Change in Control.

(c)           “Code” means the Internal Revenue Code of 1986, as amended.

(d)           “Delay Period” means that period of time between the Executive’s date of Separation from Service and the earlier of (i) six months from the Separation from Service date, and (ii) the Executive’s date of death.

(e)           “Employment Period” means the period during which the Executive remains employed with the Company or any Affiliate following the Effective Date through the expiration of the term of this Agreement.

(f)            “Person” shall have the same meaning as ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act, and shall include any group (within the meaning of Rule 13d-5(b) under the Exchange Act); provided that Person shall not include (i) the Company or any of its Affiliates, or (ii) any employee benefit plan (including an employee stock ownership plan) sponsored by the Company or any of its Affiliates.

(g)           “PIP” means the Company's Performance Incentive Plan (or any successor plan) or similar annual incentive plan applicable to the Executive.

(h)           “Separation from Service” shall have the meaning set forth and described in the final regulations promulgated under Code section 409A.

(i)            “Voting Power” means such number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company.

(j)           “Voting Securities” shall mean all securities entitling the holders thereof to vote in an annual election of directors of a company.

3.           Business Time.  During the Employment Period, the Executive shall devote substantially the Executive’s full business time and efforts to the performance of the Executive’s duties on behalf of the Company, and its Affiliates, except for periods of vacation and sick leave or other leave period required by law.  So long as the following activities do not (individually or in the aggregate) materially interfere with the performance of the Executive’s duties with the Company and its Affiliates and are conducted in compliance with the Company’s Code of Conduct (as in effect from time to time), the Executive may:  (a) participate in charitable, civic, educational, professional, community or industry affairs or serve on the boards of directors or advisory boards of not for profit companies; and (b) manage his/her and his/her family’s personal financial and legal affairs.  The Executive may serve on the boards of directors or similar governing bodies of any for profit entity only with the prior written consent of the Company’s Chief Executive Officer or, if the Executive is the Company’s Chief Executive Officer, the Company’s Board of Directors and only as long as such service is not in violation of the Company’s Code of Conduct.  It is expressly understood and agreed that the Executive’s continuing to serve to the same extent and in the same manner on any boards and committees on which the Executive is serving or with which the Executive is otherwise associated immediately preceding the Effective Date shall not be deemed to interfere with the performance of the Executive’s services to the Company and its Affiliates.

4.           Compensation.

(a)           Base Salary.  During the Employment Period, the Executive shall receive a base salary at a monthly rate at least equal to the monthly salary paid to the Executive immediately prior to the Effective Date.  The base salary may be increased (but not decreased) at any time and from time to time by action of the Board or any committee thereof, the board of directors of any Affiliate or any committee thereof in the event the Executive is employed by an Affiliate, and any individual having authority to take such action in accordance with the Company’s or any Affiliate’s regular practices.  The Executive’s base salary, as it may be increased from time to time, shall hereafter be referred to as the “Base Salary.”

(b)           Total Incentive Compensation.  During the Employment Period, the total incentive compensation opportunities made available to the Executive in each year in the form of short-term incentive compensation and long-term incentive compensation (“Total Incentive Compensation”), whether in equity or cash, shall not be less than the Total Incentive Compensation made available to the Executive immediately prior to the Effective Date.  For purposes of this Section 4(b), the amount of Total Incentive Compensation made available to the Executive, whether prior to or after a Change in Control, shall be conclusively determined by an independent compensation consultant selected by the Company prior to the occurrence of a Change in Control (or, if that entity is no longer able to serve or declines to serve in such capacity, such other independent compensation consultant that has no existing client relationship with the Company and its Affiliates as shall be selected by the designated consultant and reasonably acceptable to the Board (either such consultant hereinafter referred to as the “Compensation Consultant”)), using methods of valuation and comparison commonly used in competitive compensation practices, which shall be consistently applied.  The Company shall provide the Compensation Consultant with any and all data that the consultant shall reasonably request in order to make its evaluations hereunder.

5.           Termination.

(a)           Death, Disability, or Voluntary Resignation.  This Agreement shall terminate automatically upon the Executive’s termination due to death, termination due to “Disability” (as defined below), voluntary retirement (other than for Good Reason, as defined below) under any of the retirement plans of the Company or its Affiliates applicable to the Executive as in effect from time to time, or Executive’s voluntary resignation for any reason (other than for Good Reason).  For purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform his or her material duties for six consecutive months due to a physical or mental incapacity.

(b)           Cause.  The Company and each of its Affiliates that employ the Executive may terminate the Executive’s employment for Cause.  For purposes of this Agreement, “Cause” means:  (i) the Executive’s conviction of or plea of nolo contendere to, a felony (other than with respect to a traffic violation or an incident of vicarious liability); (ii) an act of willful misconduct on Executive’s part with regard to the Company or its Affiliates having a material adverse impact on the Company or its Affiliates (including, without limitation, a willful violation of the Company’s Code of Conduct), or (iii) the Executive’s failure in good faith to attempt or refusal to perform legal directives of the Board or executive officers of the Company, as applicable, which directives are consistent with the scope and nature of the Executive’s employment duties and responsibilities and which failure or refusal is not remedied by the Executive within thirty (30) days after notice of such non-performance is given to the Executive.  The Executive shall be provided an opportunity, together with his or her counsel, to be heard before the Board prior to termination and after such notice.  If the majority of the members of the Board do not confirm, through a duly-adopted resolution following such opportunity, that the Company had grounds for a “Cause” termination, the Executive shall have the option to treat his or her employment as not having terminated or as having been terminated pursuant to a termination without Cause.  No event shall constitute grounds for a “Cause” termination in the event that the Company fails to take action within 90 days after the Company’s Chairman or the Chairman of the Company’s Audit Committee obtains actual knowledge of the occurrence of such event.  Additionally, for purposes of clause (ii) of this definition, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company and its subsidiaries.

(c)           Good Reason.  After the Effective Date, the Executive may resign from employment at any time for Good Reason.  For purposes of this Agreement, “Good Reason” means the occurrence after the Effective Date of any of the following, without the express written consent of the Executive and which occurrence is not remedied by the Company within thirty (30) days after written notice of such occurrence is given to the Company):

(i)          the material reduction in the Executive’s title, position, duties or responsibilities from the title, position, duties or responsibilities held or exercised by the Executive prior to the Effective Date;

(ii)         any requirement by the Company that the geographic location where the Executive regularly provides services to the Company is materially changed to a location that is more than 35 miles from where the Executive provides service to the Company immediately prior to the Effective Date;

(iii)        a material diminution/reduction by the Company of the Executive’s Base Salary or Total Incentive Compensation opportunity or a reduction in the employee benefits provided to the Executive under the Company’s employee benefit plans (unless the Executive is provided with substantially equivalent replacement benefits); or

(iv)        any failure to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 12(b).

(d)           Notice of Termination.  Any termination of the Executive’s employment after the Effective Date by the Company and/or its Affiliates for Cause or by the Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto in accordance with Section 14(d).  For purposes of this Agreement, a “Notice of Termination” means a written notice given:  (i) in the case of a termination for Cause, within 10 business days of the Company or any Affiliate that employs the Executive having actual knowledge of the events giving rise to such termination; or (ii) in the case of a termination for Good Reason, within 10 business days of the Executive’s having actual knowledge of the events giving rise to such termination, but in no event later than 90 calendar days after the actual event.  Any such Notice of Termination shall (x) indicate the specific termination provision in this Agreement relied upon, (y) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (z) if the termination date is other than the date of receipt of such notice, specify the termination date of this Agreement (which date shall be not more than 15 days after the giving of such notice).

(e)           Date of Termination.  For the purpose of this Agreement, the term “Date of Termination” means:  (i) in the case of a termination for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (ii) in all other cases, the actual date on which the Executive’s Separation from Service occurs during the Employment Period.

6.           Obligations of the Company or an Affiliate upon Termination.

(a)           Death, Disability, Retirement, Voluntary Resignation and Termination for Cause.  If the Executive’s employment is terminated during the Employment Period by reason of the Executive’s death, Disability, termination for Cause, or voluntary termination due to his or her retirement or other resignation (other than on account of Good Reason), this Agreement shall terminate without further obligations to the Executive or the Executive’s legal representatives under this Agreement other than those obligations accrued hereunder at the Date of Termination, and the Company or the Affiliate that employs the Executive shall pay to the Executive (or the Executive’s beneficiary or estate), at the times determined below:  (i) the Executive’s full Base Salary through the Date of Termination (the “Earned Salary”), (ii) any vested amounts or benefits owing to the Executive under and in accordance with the terms and conditions of any otherwise applicable employee benefit plans, agreements and programs and any accrued vacation pay not yet paid (the “Accrued Obligations”), and (iii) any other benefits payable in such situation under the plans, agreements, policies or programs of the Company and its Affiliates and in accordance with the terms of such plans, policies and programs (the “Additional Benefits”).  Any Earned Salary shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier or later date required by law), following the Date of Termination.  Accrued Obligations and Additional Benefits shall be paid in accordance with the terms of the applicable plan, program or arrangement.

(b)           Termination Without Cause or for Good Reason.  If, during the Employment Period, the Company or the Affiliate that employs the Executive terminates the Executive’s employment other than for Cause or the Executive terminates his or her employment for Good Reason:

(i)           Additional Lump Sum Payments.  In lieu of (and not in addition to) any severance benefits payable to the Executive under any other plan, policy or program of the Company or any Affiliate (each, a “Severance Policy”) or under any written agreement between the Executive and the Company (each, a “Prior Agreement”), the Company shall pay to the Executive (or cause the Executive to be paid), at the times determined below, the following amounts:

(A)        the Executive’s Earned Salary;

(B)        a cash amount (the “Severance Amount”) equal to [2.0 or 1.0] times the sum of (x) the Executive’s annual rate of Base Salary as then in effect and (y) the target applicable to the Executive under the PIP for the year in which the Executive’s employment terminates; and

(C)        the Accrued Obligations and Additional Benefits.

The Earned Salary shall be paid in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier or later date required by law), following the Date of Termination.  The Severance Amount shall be paid in a single lump sum as soon as practicable, but no later than 60 days, following the Date of Termination.  The Accrued Obligations and Additional Benefits shall be paid in accordance with the terms of the applicable plan, program or arrangement.  Notwithstanding the foregoing, but subject to Section 13(b), the Executive may elect in writing to receive the benefits payable under any Severance Policy that would otherwise be available to him or her, or the termination benefits under any Prior Agreement to which he or she is a party, in each case in lieu of receiving the benefits payable hereunder; provided, however, that such benefits shall be paid in a lump sum at the same times as in the preceding sentences of this paragraph.

[(ii)           Payment in Consideration of the Restrictive Covenants in Section 7.  In addition to the Severance Amount specified in and payable under Section 6(b)(i) and as the consideration for the covenants made by Executive pursuant to Section 7 hereof, the Company shall pay to the Executive (or cause the Executive to be paid) a single lump sum amount equal to the product of 1.5 times the sum of (x) the Executive’s annual rate of Base Salary as then in effect and (y) the target applicable to the Executive under the PIP for the year in which the Executive’s employment terminates (the “Non-competition Payment”).  Such Non-Competition Payment shall be paid as soon as practicable, but no later than 60 days, following the Date of Termination.]

(iii)           Continuation of Benefits.  The Executive (and, to the extent applicable, the Executive’s dependents) shall be entitled, after the Date of Termination until the end of the second calendar year following the calendar year of the Date of Termination (the “End Date”), to continue participation in all of the employee and executive plans providing medical, dental and long-term disability benefits that the Executive participated in prior to the Date of Termination (collectively, the “Continuing Benefit Plans”); provided that coverage with regard to medical, dental and long-term disability benefits for the period after the end of the eighteen (18)-month period following the Date of Termination shall be deemed to be monthly, in-kind payments of the premiums and will be taxable income to the Executive; and provided further that the participation by the Executive (and, to the extent applicable, the Executive’s dependents) in any Continuing Benefit Plan shall cease on the date, if any, prior to the End Date on which the Executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer (“Prior Date”).  The Executive agrees to notify the Company promptly if and when Executive begins employment with another employer and if and when Executive becomes eligible to participate in any benefit or other welfare plans, programs or arrangements of another employer.  The Executive’s participation in the Continuing Benefit Plans will be on the same terms and conditions that would have applied had the Executive continued to be employed by the Company or the Affiliate that employs the Executive through the End Date or the Prior Date.  To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide (or shall cause to be provided) comparable benefits under another plan or from its general assets.  To the extent any medical or dental plan is a “self-insured medical reimbursement plan” under Code section 105(h) and such coverage would be discriminatory thereunder, the premiums (both during and after the eighteen (18)-month period) shall be taxable income to the Executive and the Company or its Affiliates shall pay the Executive promptly after the provision of such benefits additional cash payments to the extent necessary for the Executive to receive the same net after-tax benefits that the Executive would have received under such plans if the Executive had continued to receive such plan benefits while employed with the Company; provided that any such additional cash payment that would be paid within the Delay Period (as defined in Section 2(d) hereof) shall not be paid during such Delay Period, but shall be paid immediately thereafter.

(iv)           Deemed Vesting for Certain Benefits.  If not already fully vested in any equity award on the Effective Date, the Executive shall be deemed to have met all service and other requirements for full vesting of benefits under all stock option or other stock or equity compensation plans of the Company in which the Executive participates and the stock options held by the Executive shall remain exercisable for the lesser of two years or the duration of their normal terms, if the Executive’s employment is terminated after a Change-in-Control and during the term of this Agreement, unless during that period the Executive meets all of the full vesting criteria.  Any equity award that is covered by this paragraph and that is subject to performance or market conditions will vest at target.

(v)           Pro-rata Payment of PIP and Long-Term Incentive Award.  The Company shall pay to the Executive a cash amount equal to a pro rata portion of (A) the Executive’s target annual incentive award under the PIP for the fiscal year in which the Executive’s Date of Termination occurs and (B) subject to the terms and conditions of the individual award agreements underlying each award when granted, any awards made to the Executive under the Company’s long-term incentive plan (or any successor plan) determined using (i) the targets applicable to such awards were achieved if the Change-in-Control occurs prior to the completion of the performance period, or (ii) the actual results achieved if the Change-in-Control occurs after the completion of the performance period.  The PIP amount and the long-term incentive awards amount shall not be paid prior to six (6) months following the Executive’s Date of Termination. The pro-rata portion of each award shall be determined by multiplying the value of the award times a fraction, the numerator of which is the number of days during the performance period applicable to each such award prior to the Date of Termination and the denominator of which is the number of days in the performance period applicable to each such award.  Notwithstanding the foregoing, any amount payable under this subparagraph in respect of the annual incentive award or in respect of any long-term incentive plan shall be the only amounts payable to the Executive under the PIP and long-term incentive plans for the year in which the Date of Termination occurs.

(vi)           Outplacement.  The Company shall provide the Executive with reasonable outplacement services at a level commensurate with the Executive’s position for up to twelve (12) consecutive months after the Executive’s Date of Termination.

[Outplacement Services:  For those Executives subject to a non-compete clause in this Agreement, reasonable outplacement services will be provided for a period of up to 12 consecutive months following the end of the non-compete period, so long as the services do not extend beyond the end of the second calendar year after the calendar year of the Executive’s termination of employment and reimbursement is made by the end of the third calendar year after the calendar year of the Executive’s termination of employment.]

(c)           Discharge of the Company’s and its Affiliates’ Obligations.  Except as expressly provided in the last sentence of this Section 6(c), the amounts payable to the Executive pursuant to this Section 6 following termination of the Executive’s employment shall be in full and complete satisfaction of the Executive’s rights under this Agreement and any other claims the Executive may have in respect of the Executive’s employment by the Company and its Affiliates.  Such amounts shall constitute liquidated damages with respect to any and all such rights and claims and, upon the Executive’s receipt of such amounts, the Company and its Affiliates shall be released and discharged from any and all liability to the Executive in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company and its Affiliates.  Notwithstanding the foregoing: (i) the Executive shall retain all rights with respect to the Company’s continuing obligations to indemnify the Executive as a former officer and/or director of the Company or its Affiliates, and to provide directors and officers liability insurance, to the fullest extent permitted under the Company’s certificate of incorporation and by-laws or any other arrangement and (ii) to the extent the Executive is entitled to greater rights with respect to any category of severance payments or benefits in any similar situation under any other arrangement with the Company, the Executive shall be entitled to such greater rights.

(d)           Section 280G Limitation on Payments by the Company and its Affiliates.

(i)           Application of Section 6(d).  In the event that any amount or benefit to be paid or distributed to, or on behalf of, the Executive pursuant to this Agreement, taken together with any amounts or benefits otherwise paid or distributed to, or on behalf of, the Executive by the Company, its Affiliates and their successors, including any acquiror of the Company or its Affiliates (or any person or entity required to be aggregated with the Company or its Affiliates for purposes of Code section 280G) under any other plan, agreement, or arrangement (collectively, the “Covered Payments”), would be an “excess parachute payment” as defined in Code section 280G, and would thereby subject the Executive to the tax (the “Excise Tax”) imposed under Code section 4999 (or any similar tax that may hereafter be imposed), the Company shall reduce the aggregate value of all Covered Payments to an amount equal to 2.99 times the Executive’s average annual compensation calculated in accordance with Code section 280G (such reduced payments to be referred to as the “Payment Cap”).  In the event that as a consequence of the foregoing, Executive receives reduced payments and benefits hereunder, Executive shall have the right to designate which of the payments and benefits otherwise provided for in this Agreement that the Executive will receive in connection with the application of the Payment Cap, but may not change the time of payment thereof.

(ii)           Calculation of Benefits.  Immediately following delivery of any notice of involuntary termination not for Cause by the Company or of any Notice of Termination by the Executive for Good Reason, the Company shall notify the Executive of the aggregate present value of all “parachute payments” (within the meaning of Code section 280G) to which the Executive would be entitled under this Agreement and any other plan, program or arrangement as of the projected Date of Termination, together with the projected maximum payments, determined as of such projected Date of Termination, that could be paid without the Executive exceeding the Payment Cap.

(iii)           Application of Code Section 280G.  For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax,

(1)           such Covered Payments will be treated as “parachute payments” within the meaning of Code section 280G, and all “parachute payments” in excess of the “base amount” (as defined under Code section 280G(b)(3)) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of an independent certified public accountant other than the Company’s normal independent certified public accountants or tax counsel selected by such accountants (the “Accountants”), relying on the best authority available at the time of such determination (including, but not limited to, any proposed Treasury regulations upon which taxpayers may rely), that the Company or any otherwise applicable Subsidiary has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for personal services actually rendered (within the meaning of Code section 280G(b)(4)(B)) in excess of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax, and

(2)           the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Code section 280G.

(iv)           Adjustments in Respect of the Payment Cap.

(1)           If the Executive receives reduced payments and benefits under this Section 6(d) (or this Section 6(d) is determined not to be applicable to the Executive because the Accountants conclude that the Executive is not subject to any Excise Tax) and it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding (a “Final Determination”) that, notwithstanding the good faith of the parties in applying the terms of this Section 6(d), the aggregate “parachute payments” within the meaning of Code section 280G paid to the Executive or for his benefit are in an amount that would result in the Executive being subject to an Excise Tax and, taking into account the amount of such aggregate parachute payments specified in such Final Determination, the Payment Cap should have been applied under the provisions of this Section 6(d), then the amount equal to the excess parachute payments made to the Executive shall be deemed for all purposes to be a loan to the Executive made on the date of receipt of such excess payments, which the Executive shall have an obligation to repay to the entity making such payment on demand, together with interest on such amount at the applicable Federal rate

(as defined in Code section 1274(d)) from the date of the payment hereunder to the date of repayment by the Executive.

(2)           If the Executive receives reduced payments and benefits under this Section 6(d) and it is established pursuant to a Final Determination that, notwithstanding the good faith of the parties in applying the terms of this Section 6(d), the aggregate “parachute payments” within the meaning of Code section 280G paid to the Executive or for his benefit are in an amount that would result in the Executive being subject to an Excise Tax and, taking into account the amount of such aggregate parachute payments, the Payment Cap should not have been applied under Section 6(d), then the Company shall pay the Executive 30 days following such Final Determination an amount equal to the excess of (i) the amount of Aggregate Parachute Payments that would have been payable to the Executive without regard to Section 6(d) over (ii) the reduced amount actually paid to the Executive in accordance with Section 6(d), together with interest on such excess amount at the applicable Federal rate (as defined in Code section 1274(d)) from the date payment would have been made to the Executive of such excess amount (or any portion thereof) but for the application of Section 6(d) to the date of actual payments.

(3)           If the Executive receives reduced payments and benefits by reason of Section 6(d)(i) and it is established pursuant to a Final Determination that the Executive could have received a greater amount without exceeding the Payment Cap, then the Company or the appropriate Subsidiary shall promptly thereafter pay the Executive within 30 days of the date of the Final Determination the aggregate additional amount which could have been paid without exceeding the Payment Cap, together with interest on such amount at the applicable Federal rate (as defined in Code section 1274(d)) from the original payment due date to the date of actual payment.

(v)           Survival.  The provisions of this Section 6(d) of the Agreement shall survive the termination of the Executive’s employment hereunder and the termination of this Agreement with regard to any event that occurred prior thereto.

7.           Restrictive Covenant(s).

(a)   Non-Solicitation.  During the Employment Period, and for a period of 1.5 years after the Employment Period, the Executive agrees not to induce, encourage, or solicit, either directly or indirectly, any customer, client, employee, officer, director, agent, broker, registered representative or independent contractor to either:  (i) terminate their respective relationship or contracts with the Company or its Affiliates; or (ii) not place business with the Company or its Affiliates.  The Executive agrees the restrictions in this paragraph apply whether the Executive voluntarily terminates his or her employment or is involuntarily terminated with or without Cause or for Good Reason during the Employment Period.

[(b)   Non-Competition.  For a period of 1.5 years after his Date of Termination, Executive shall not, directly or indirectly, either for Executive’s own benefit or purposes or for the benefit or purposes of any other person or entity, engage in, invest in, own, manage, operate, control or participate in the ownership, management, operation or control of, or be employed by or render services to, any business which is engaged in a Competitive Activity.  For purposes of this Agreement, the term “Competitive Activity” shall mean any activity that is directly competitive with the Company’s business of manufacturing and distributing life insurance and associated products, including any activities that are directly ancillary thereto. Notwithstanding the foregoing, Executive shall not be deemed to be in breach of the covenant contained in this Section 7(b) unless the activity in which Executive engages, or the services which Executive provides, in respect of such Competitive Activity relate in a substantial way to the services provided to, and responsibilities undertaken by the Executive for, the Company during the 18 month period immediately prior to Executive’s Date of Termination.  For purposes of this Section 7(b), it is agreed that Executive’s ownership of not more than one percent (1%) of the outstanding voting stock of a publicly traded corporation or not more than five percent (5%) of the equity of a private entity shall not in itself constitute a violation of this Agreement, provided that in the case of equity of a private entity such ownership interest is treated by Executive as a passive investment and Executive discloses such ownership interest in writing to the Company.]

8.           Non-Exclusivity of Rights.  Except as expressly provided herein, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its Affiliates and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Company or any of its Affiliates, including employment agreements, stock option agreements, and other stock or equity compensation agreements.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company or any Affiliate at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

9.           No Offset.  Except as expressly provided in this Agreement, the obligation of the Company to make the payments provided for in this Agreement or any of its Affiliates to make the payments provided for in this Agreement and otherwise to perform the obligations hereunder shall not be diminished or otherwise affected by any circumstances, including, but not limited to, any set-off, counterclaim, recoupment, defense or other right which the Company or any of its Affiliates may have against the Executive or others, whether by reason of the subsequent employment of the Executive or otherwise.

10.           Legal Fees and Expenses.  If the Executive asserts any claim in any contest (whether initiated by the Executive or by the Company or any of its Affiliates) as to the validity, enforceability or interpretation of any provision of this Agreement or to enforce and/or collect any payment or benefit payable hereunder, the Company shall pay the Executive’s legal expenses (or cause such expenses to be paid) including, but not limited to, the Executive’s reasonable attorneys’ fees, on a quarterly basis, promptly upon presentation of proof of such expenses in a form acceptable to the Company, which submission shall be made within forty-five (45) days after the end of such quarter; provided that the Executive shall reimburse the Company for such amounts (to the extent permitted under applicable law), plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if the arbitrator determines that the Executive’s claims were substantially frivolous or brought in bad faith.

11.           Surviving Agreements.  This Agreement provides for certain payments and benefits to the Executive to be determined by the employee benefit plans and programs, incentive plans, stock option, and other stock or equity compensation plans of the Company and its Affiliates.  To the extent so provided, such programs and plans constitute part of the agreement and understanding between the Executive and the Company and are incorporated herein and made a part hereof.  The Executive and the Company hereby reaffirm their respective commitments under such programs and plans, and again agree to be bound by each of the covenants contained therein for the benefit of the Company in consideration of the benefits made available to the Executive hereby.

12.           Successors.

(a)    This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives and his or her estate.

(b)    This Agreement shall inure to the benefit of and be binding upon the Company and shall be assignable, in writing, by the Company only to the acquiror of all or substantially all, of the assets of the Company.  The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

13.           Section 409A.

(a)    The intent is that payments and benefits under this Agreement comply with Code section 409A and accordingly this Agreement shall be interpreted to be in compliance therewith.  The Company may from time to time amend this Agreement, without obtaining the consent of the Executive, as the Company deems necessary or desirable to comply with the requirements of Code section 409A and the regulations and guidance provided thereunder, regardless of whether any such amendment would cause a reduction or cessation of a benefit accrued prior to the adoption of such amendment.  To the extent that this Agreement is modified to comply with Code section 409A, such modification shall, to the extent reasonably possible, maintain the original intent of the applicable provision of this Agreement without violating the provisions of Code section 409A.

(b)    It is intended that the payments under this Agreement, to the extent applicable, comply with the short-term deferral rule under Code section 409A.

14.           Miscellaneous.

(a)           Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, applied without reference to principles of conflict of laws.

(b)           Amendments.  Except as provided in Section 13(a), this Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(c)           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the matters referred to herein, and completely supersedes and replaces any prior agreement between the Executive and the Company or any of its Affiliates concerning the subject matter herein.  No subsequent agreement concerning the subject matter herein, oral or otherwise, shall be binding between the parties unless it is in writing and signed by the party against whom enforcement is sought.  Except as expressly provided herein, nothing in this Agreement shall be construed or interpreted to enhance, increase, reduce or diminish any rights, duties or obligations of the Executive under any agreement between the Executive and the Company or any of its Affiliates, or under any employee benefit plan program (as further set forth in Section 11) or procedure established by the Company or any of its affiliates with respect to any subject matter herein.  There are no promises, representations, inducements or statements between the parties other than those that are expressly contained herein.  The Executive acknowledges that the Executive is entering into this Agreement of the Executive’s own free will and accord, and with no duress, that the Executive has read this Agreement and that the Executive understands it and its legal consequences.

(d)           Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party, overnight mail, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: If to the Company:	Home address of the Executive noted on the records of the Company The Phoenix Companies, Inc. One American Row PO Box 5056 Hartford, CT 06102-5056 Attn.: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(e)           Tax Withholding.  The Company shall withhold (or cause such withholding) from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f)           Severability; Reformation.  In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

(g)           Waiver.  Waiver by any party hereto of any breach or default by the other party of any of the terms of this Agreement shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived.  No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties hereto or from any failure by either party hereto to assert its or the Executive’s rights hereunder on any occasion or series of occasions.

(h)           Confidentiality.  In further consideration for entering into this Agreement, the Executive, after termination of the Executive’s employment, shall retain in confidence any confidential or proprietary information known to the Executive concerning the Company and its Affiliates and their business so long as such information is not publicly disclosed and shall not use such information in any way injurious to the Company or its Affiliates except for any disclosure to which an authorized officer of the Company or such Affiliate has consented or any disclosure or use required by any order of any governmental body or court (including legal process).  If requested, the Executive shall return to the Company and its Affiliates any memoranda, documents or other materials possessed by the Executive and containing confidential or proprietary information of the Company and its Affiliates.  Notwithstanding the preceding sentence, the Executive shall not be required to return to the Company or its Affiliates, any memoranda, documents or other materials containing confidential or proprietary information of the Company or its Affiliates, if such materials were provided to the Executive in his or her capacity as a director of the Company or its Affiliates.

(i)           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(j)          Captions.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed in its name on its behalf, and its corporate seal to be hereunto affixed and attested by its Secretary, all as of the day and year first above written.

THE PHOENIX COMPANIES, INC.

By:
Name: Bonnie J. Malley,
Title: Executive Vice President

WITNESS:

EXECUTIVE:	DATE:

«Name»

WITNESS:

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